UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CITIZENS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Citizens, Inc.
11815 Alterra Parkway, Suite 1500
Austin, Texas 78758

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 1, 2021

This proxy statement supplement, dated May 26, 2021 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of Citizens, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 20, 2021 relating to the annual meeting of stockholders of the Company to be held on Tuesday, June 1, 2021 at 10:00 a.m., local time, at the Company’s headquarters at the address listed above. The purpose of this Supplement is to provide additional information with respect to the Board’s commitment to recruit diverse candidates to fill the vacancies on the Board and to address concerns received with respect to our 2020 executive compensation program. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this Supplement applies.

Board Diversity
As stated in the Proxy Statement, our Nominating and Corporate Governance Committee (“Committee”) has been conducting a candidate search to fill two vacancies on the Board and is focusing the search on finding qualified women and/or minorities to serve on the Board. While the search has not been completed, the Committee believes it has identified three candidates whose skills, qualifications and professional experience would enhance the Board’s ability to effectively oversee the Company’s business operations and guide management’s efforts to achieve short- to long-term strategic objectives. Accordingly the Board has voted to expand the size of the Board to 10 directors, which leaves three (3) vacancies on the Board. The Board is committed to filling at least two of these three vacancies with women and underrepresented minority candidates.

Say-on-Pay
ISS and Glass Lewis have both recommended that our shareholders vote against say-on-pay. ISS expressed concern that in 2020 we “paid outsized severance to the former CEO as a result of his voluntary resignation in connection with a change in control.” ISS also expressed concern with the Compensation Committee’s limited responsiveness to the prior year’s failed say-on-pay proposal.

As described in our Proxy Statement, for most of our history, the Company was led and controlled by our founder, Harold E. Riley, and his family members. In April 2021, for the first time in over 30 years, we ceased being a controlled company. This allows us to better structure our executive compensation and bring it closer in line with market pay and our shareholder expectations.

Our commitment to our shareholders:
•We will not enter into single trigger severance arrangements with our executive officers.
•Our new CEO’s compensation package will be developed around our pay-for-performance philosophy.
•We have engaged Pearl Meyer, a leader in executive compensation consulting, to help structure our executive compensation program.

Following the change in control and with new leadership, we are committed to extensive shareholder outreach in the coming year. Our plan is to engage with at least 50% of our institutional and retail holders.

Given our change-in-control and new commitments to increased pay-for-performance and shareholder outreach, our Board urges our shareholders to vote FOR our say-on-pay proposal.

Information about the Company’s 2021 annual meeting of stockholders, scheduled for June 1, 2021, and the director nominees for election are set forth in the Proxy Statement, which is supplemented to reflect the information set forth above. The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission and are also available for viewing at the website maintained for the annual meeting at www.envisionreports.com/cia (as well as on the Company’s website at www.citizensinc.com). The Company will furnish a copy of the Supplement to any stockholder by mail upon written request to the Company at Citizens, Inc., 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758, Attn: Legal, e-mail: legal@citizensinc.com.

Stockholders who have already submitted proxies for this meeting may revoke them, or if they wish to change their vote they may do so by (i) filling out the electronic proxy card at at www.envisionreports.com/cia , (ii) calling the toll-free number for telephone voting that can be found on your proxy card (800-652-8683), or (iii) requesting a new proxy card from the Company at Citizens, Inc., 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758, Attn: Legal, e-mail: legal@citizensinc.com, and mailing the proxy card as instructed in the Proxy Statement, or (iv) by attending the annual meeting in person. To be valid, your vote by Internet, telephone or mail must be received by 11:59 p.m., Eastern Daylight Time, on May 31, 2021. Detailed information regarding voting procedures can be found in the Proxy Statement.